Exhibit 10.33
May 3, 2006
VIA HAND DELIVERY
Scott M. Freeman, M.D.
Onyx Pharmaceuticals, Inc.
2100 Powell Street
Emeryville, CA 94608
Dear Scott:
     This letter sets forth the terms of our agreement with respect to the termination of your employment with Onyx Pharmaceuticals, Inc. (“Onyx” or the “Company”).
     1.     Separation. As discussed, your last day in the office was April 28, 2006. You will be paid your regular base salary through May 12, 2006 (the “Separation Date”), which is the date that your employment with Onyx will terminate.
     2.     Accrued Salary and Vacation. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments whether or not you sign this Agreement.
     3.     Severance Benefits. Although the Company is not otherwise required to do so, if you sign and date this Agreement, return it to the Company, and allow the release contained herein to become effective, the Company will provide you with the following severance benefits (the “Severance Benefits”):
          (a)     Severance Payments. The Company will make severance payments to you in the form of continuation of your base salary in effect on the Separation Date for nine (9) months (the “Severance Payments”). The Severance Payments will be made on the Company’s ordinary payroll dates, beginning with the first payroll date after the Effective Date (as defined in Section 14) and will be subject to standard payroll deductions and withholdings.
          (b)     Bonus Payment. Even though you have not yet earned any bonus, the Company will pay you a lump sum amount of $50,000.00, less required deductions and withholdings, in recognition of your contributions to the melanoma project. This amount shall be paid within seven (7) days of the Effective Date (as defined in Section 14).
          (c)     Health Insurance. As provided by the federal COBRA law, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your current health insurance benefits at your own expense for a period of time following the Separation Date and, later, to convert to an individual policy if you wish. You will be provided with a separate notice of your COBRA rights. If you timely elect continued coverage under COBRA, as part of this Agreement, the Company will pay the COBRA premiums necessary to continue your current health insurance coverage at your current level of coverage for a period of nine (9) months from the Separation Date (the “COBRA Premiums”). Notwithstanding the foregoing, the Company’s obligation to pay COBRA Premiums will cease immediately if you become eligible for other health insurance benefits at the expense of a new employer. You agree to notify the Company immediately, in writing, upon your acceptance of employment with another employer that provides you with eligibility for health insurance benefits within nine (9) months after the Separation Date.

          (d)     Outplacement Assistance. The Company will reimburse you for reasonable outplacement assistance expenses incurred by you during the nine (9) months after the Separation Date, up to a maximum reimbursement amount of $15,000.00.
     4.     Consulting Agreement. If you sign and date this Agreement, return it to the Company, and allow the release contained herein to become effective, the Company will enter into the following consulting agreement with you:
          (a)     Consulting Period. The Company will engage you as a consultant for the period (the “Consulting Period”) commencing on the day immediately following the Separation Date and continuing until the earliest of: (i) the date that is twelve (12) months after the Separation Date; (ii) the date the Company provides written notice of termination to you due to your material breach of this Agreement or your material breach of your Proprietary Information, Inventions and Nonsolicitation Agreement (discussed in Section 9); or (iii) the date that you and the Company mutually agree to terminate the consulting relationship.
          (b)     Consulting Services. You agree to provide consulting services to the Company in any area of your expertise upon request by the Chief Executive Officer (“CEO”) of the Company. During the Consulting Period, you will report directly to the CEO or as otherwise specified by the CEO. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to make yourself available to perform such consulting services throughout the Consulting Period for up to a maximum of twenty (20) hours per month.
          (c)     Consulting Fees and Benefits.
               (i)     Consulting Fees. During the Consulting Period, you will receive as consulting fees $250.00 per hour for each hour or portion thereof that you actually provide services to the Company (“Consulting Fees”).
               (ii)     Independent Contractor Relationship. During the Consulting Period, your relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Except as set forth above in Section 4(b) of this Agreement, you will not be entitled to any of the benefits which the Company may make available to its employees during the Consulting Period, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits.
               (iii)     Taxes and Withholding. You are solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of consulting services and receipt of Consulting Fees under this Agreement. You are solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. The Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will regularly report amounts paid to you by filing Form 1099-MISC with the Internal Revenue Service as required by law. You acknowledge that you will be entirely responsible for payment of any such taxes, and you hereby indemnify and hold harmless the Company from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to all Consulting Fees you receive under this Agreement, with the exception of the employer’s share of social security, if any.
               (iv)     Stock Option. To the extent consistent with and subject to the terms and conditions of your outstanding stock options (the “Options”) and the Company’s applicable equity incentive plans, the Options will continue to vest during the Consulting Period, provided that you remain in compliance with the terms of this Agreement. You will have ninety (90) days to exercise any vested shares following the end of the Consulting Period or any earlier termination of vesting of the Options. The Options that vest during the Consulting Period will cease being incentive stock options under Section 422 of the Internal Revenue Code due to the extension of your vesting period beyond your employment termination.
          (d)     Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so, except that you have a consulting relationship with the company.
          (e)     Proprietary Information and Inventions. You agree that the Proprietary Information, Inventions and Non-Solicitation Agreement between you and the Company that you signed on February 23, 2001 (the “Proprietary Information, Inventions and Nonsolicitation Agreement”, a copy of which is attached hereto as Exhibit A) shall govern any Company information to which you have access or which you develop, or inventions made by you, while performing services during the Consulting Period (with the exception of the provisions relating to “works made for hire” under the United States Copyright Act, which shall not apply during the Consulting Period).
     5.     Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive from the Company any additional compensation, including but not limited to salary or bonuses, severance or employee benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested Options. You further acknowledge and agree that you are not currently entitled to receive any Change in Control severance benefits nor shall you be entitled to receive any Change in Control severance benefits in the future (including without limitation any accelerated vesting of your stock options provided for in your stock option agreements or the Company’s stock option plan). Any such provisions in your stock option agreements or the stock option plan providing for accelerated vesting of stock options in the event of a change in control are hereby superseded and shall have no further force or effect.
     6.     Expense Reimbursements. You agree that on or before the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. In addition, pursuant to its regular business practice, the Company will reimburse you for documented business expenses incurred during the Consulting Period.
     7.     Return of Company Property. On the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession or control at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You agree to undertake a diligent search to locate any such documents, property and information on or before the Separation Date. You may retain such documents, property, and materials during the Consulting Period only to the extent approved in writing by the Company and you shall return them immediately upon written request from the Company. Notwithstanding the foregoing, you may retain your Company-issued laptop computer and blackberry device provided that you return these items to the Company at the end of the Consulting Period and allow the Company to remove any information belonging to the Company. The Company will continue to support your blackberry device during the Consulting Period but will not do so after the Consulting Period has ended.
     8.     Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under your Proprietary Information, Inventions and Nonsolicitation Agreement both during and after the Consulting Period. Such obligations include, but are not limited to, no use or disclose of any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company, and your obligations not to solicit the Company’s employees pursuant to Section 9 of the Proprietary Information, Inventions and Nonsolicitation Agreement.
     9.     Disclosure. You hereby acknowledge and agree that this Agreement and a description of the terms set forth herein may be filed by the Company with the Securities and Exchange Commission pursuant to its obligations as a reporting company under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, and consequently shall be publicly available.
     10.     Nondisparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; similarly, the Company’s officers and directors agree not to disparage you in any manner likely to be harmful to you or your business or personal reputation. Notwithstanding the foregoing, both you and the Company (including its officers and directors) may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company agrees to provide you with the letter of recommendation attached hereto as Exhibit B.
     11.     Dispute Resolution. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action in law or equity arising from or relating to this Agreement or its enforcement, performance, breach or interpretation shall be resolved solely and exclusively by final and binding confidential arbitration through the Judicial Arbitration and Mediation Service (“JAMS”) to be held in San Francisco, California under the then-existing JAMS arbitration rules for employment matters. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
     12.     General Release. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, including but not limited to the Severance Benefits, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.
     13.     ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver by providing written notice of your revocation to me; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”). Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.
     14.     Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
(California Civil Code section 1542)
     You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement.
     15.     Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act or any applicable state law, and have not suffered any on-the-job injury for which you have not already filed a claim.
     16.     Entire Agreement. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It supersedes any and all other agreements entered into by and between you and the Company. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.
     17.     Section 409(A). If the Company determines that any cash severance benefit, health continuation coverage or additional benefits provided under this Agreement shall fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the ”Code”) as a result of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Code, and the regulations and other guidance thereunder, to the such payments, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to a Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Company may attach conditions to or adjust the amounts paid pursuant to this paragraph to preserve, as closely as possible, the economic consequences that would have applied in the absence of this paragraph; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.
     18.     Attorneys’ Fees. If either you or the Company brings any action to enforce rights under this Agreement, the prevailing party, the one either successfully enforcing the agreement of the one successfully defending the enforcement of the agreement, in any such dispute shall be entitled to recover reasonable attorneys’ fees and costs incurred by that party in connection with such action.

     19.     Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and will inure to the benefit of each party, its heirs, successors and assigns.
     20.     Applicable Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.
     21.     Severability. If a court or an arbitrator of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof will be unimpaired. The court or the arbitrator will then have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.
     22.     Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together constitutes one and the same instrument. Facsimile signatures are as effective as original signatures.
If this Agreement is acceptable to you, please sign below on or after April 28, 2006 and return the original to me. Do not sign this Agreement prior to April 28, 2006.
I wish you the best of luck in your future endeavors.
Sincerely,
Onyx Pharmaceuticals, Inc.

By:	/s/ Hollings C. Renton
Hollings C. Renton
Chairman and Chief Executive Officer

Exhibit A — Proprietary Information, Inventions and Non-Solicitation Agreement
Exhibit B — Letter of Recommendation
Understood and Agreed:

/s/ Scott M. Freeman
Scott M. Freeman, M.D.

Date: May 9, 2006